Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is dated as of April 17, 2006, by and between Cendant Travel Distribution Services Group, Inc., a Delaware corporation (the "Company") and Jeff Clarke (the "Executive").

WHEREAS, the Company desires to employ the Executive, and the Executive desires to serve the Company, in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION I
EMPLOYMENT; POSITION AND RESPONSIBILITIES

The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Period of Employment and upon the terms and conditions provided in this Agreement. The Executive shall serve as President and Chief Executive Officer of the Company from May 1, 2006 (the “Effective Date”), through the third anniversary of such date, subject to earlier termination as provided herein (the “Period of Employment”). During the Period of Employment, the Executive shall report to, and be subject to the direction of, the Board of Directors of the Company (the "Board"); provided, however, that until the Company is no longer a wholly owned direct or indirect subsidiary of Cendant Corporation, the Executive will report to the Chief Executive Officer of Cendant Corporation (the “Cendant CEO”). The Executive shall perform such duties and exercise such supervision with regard to the business of the Company as are associated with his position, as well as such additional duties as may be prescribed from time to time by the Board (or, for so long as the Company is a wholly owned direct or indirect subsidiary of Cendant Corporation, the Cendant CEO). The Executive shall, during the Period of Employment, devote substantially all of his time and attention during normal business hours to the performance of services for the Company. The Executive shall maintain a primary office and conduct his business primarily in Parsippany, New Jersey (the “Business Office”), except for normal and reasonable business travel in connection with his duties hereunder.

Effective as of the Effective Date, the Executive will become a member of the Board. Thereafter, during the Period of Employment, the Company will use its reasonable best efforts, subject to fiduciary obligations of the Board, to nominate and have the Executive reelected to the Board. Following the termination of the Executive’s employment for any reason, the Executive will resign from the Board effective as of the effective date of such termination.

SECTION II
COMPENSATION AND BENEFITS

For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive officer, director or committee member of the Company or any subsidiary or affiliate of the Company, the Executive shall be compensated as follows:

(a) Base Salary

The Company shall initially pay the Executive a fixed base salary ("Base Salary") of not less than $1,000,000, per annum, and thereafter the Executive shall be eligible to receive annual increases as the Board deems appropriate, in accordance with the Company’s customary procedures regarding salaries of senior officers. Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month.

(b) Annual Incentive Awards

The Executive will be eligible to receive an annual incentive compensation award in respect of each fiscal year of the Company during the Period of Employment, commencing with 2006, with a target payment equal to 150% of earned base salary during each such fiscal year, subject to the terms and conditions (including performance targets) relating to the annual bonus plan covering employees of the Company, and further subject to such performance goals, criteria or targets reasonably determined by the Company in its sole discretion in respect of each such fiscal year (each such annual bonus, an "Incentive Compensation Award”). The performance goals, criteria and targets applicable to the Executive may reasonably differ from those applicable to other senior executives of the Company and its subsidiaries (based on differences in responsibility levels, business unit goals or reasonable performance expectations) but shall, in the aggregate, present an opportunity for achieving the performance goals, criteria and targets required for award payments that is reasonably comparable to the opportunity presented for other senior executives. As the Incentive Compensation Award is subject to the attainment of performance criteria, it may be paid, to the extent earned or not earned, at below target levels, and above target levels (with a maximum of 200% of the above referenced target level). Notwithstanding the foregoing, the Executive’s Incentive Compensation Award for fiscal year 2006 will equal the total amount of Base Salary earned by Executive during calendar year 2006 multiplied by 150%, and such amount will not be subject to the attainment of any performance targets.

(c) Long-Term Incentive Awards
(1) Initial Grant. The Executive is hereby awarded, effective as of the Effective Date, a long-term incentive award with a grant date value equal to $3 million (the "Initial Grant"). As of the date upon which the common stock of the Company becomes publicly traded, such award will be converted to restricted stock units relating to common stock of the Company and/or, at the election of the Executive, with respect to up to 50% of the grant value, stock options to purchase Company common stock with a per share purchase price equal to the fair market value of Company common stock as of the date of such conversion. The number of restricted stock units granted will equal the value of the award attributable to restricted stock units, divided by the opening price of the Company’s common stock on its first day of trading on a public stock exchange. The number of stock options granted will equal the value of the award attributable to stock options, divided by the Black-Scholes value per option (as determined by the Company). In the event of a sale of the business operations of the Company to one or more third party purchasers (the “Purchaser”), whether by sale of stock (other than through a sale of stock in an initial public offering), transfer of assets, merger or other means (a “Sale”), such award will be converted into (A) equity interests in, or equity-based compensation awards payable from, the Company or the Purchaser (or the successor to the business operations of the Company) having terms, to the extent reasonably possible, similar to the terms of such awards that would have existed if the Company was publicly traded as set forth above, including the form of equity, the ability of the Executive to receive up to 50% of the grant value in stock options or stock appreciation rights, a grant value determined by an independent appraisal reasonably satisfactory to the Executive of at least $3 million, vesting as described in the following sentence and liquidity rights in respect of such equity interests or equity-based compensation no less favorable than liquidity rights typically associated with equity awards granted by publicly traded companies to senior executives and/or (B), to the extent conversion on such terms is not reasonably possible, a restricted cash award payable in three equal installments on the first three anniversaries of the Effective Date. The Initial Grant shall vest in three equal installments on each of the first three anniversaries of the Effective Date and shall be subject to the terms and conditions of the applicable stock plan of the Company under which such grant is made. The terms and conditions applicable to the Executive may reasonably differ from those applicable to other senior executives of the Company and its subsidiaries (based on differences in responsibility levels, business unit goals or reasonable performance expectations) but shall, in the aggregate, present an opportunity for achieving the targeted award payments reasonably comparable to the opportunity presented for other senior executives.

(2) Future Long-Term Incentives. Beginning in 2007 and in each calendar year during the period of Employment thereafter, the Executive will be eligible to receive a long-term incentive award with a grant date value equal to $3 million (“Annual Grant”), in such form and subject to such terms and conditions as determined by the Compensation Committee of the Board (the “Committee”) in its sole discretion. The terms and conditions applicable to the Executive may reasonably differ from those applicable to other senior executives of the Company and its subsidiaries (based on differences in responsibility levels, business unit goals or reasonable performance expectations) but shall, in the aggregate, present an opportunity for achieving the targeted award payments reasonably comparable to the opportunity presented for other senior executives.

(3) Vested Replacement Grant. The Executive is hereby awarded, effective as of the Effective Date, a long-term incentive award with a grant date value equal to $3.0 million (the "Vested Replacement Grant"); provided, that, if the Company has not become publicly traded as of the first anniversary of the Effective Date or if the Company consummates a Sale prior to the first anniversary of the Effective Date (the occurrence of either of which is referred to herein as an “Alternative Event”), in lieu of the Vested Replacement Grant, the Company shall pay the Executive $3.0 million in cash at the earlier of such first anniversary or the consummation of the Sale. Unless there is an Alternative Event, as of the date upon which the common stock of the Company becomes publicly traded, such award will be converted to stock options to purchase Company common stock with a per share purchase price equal to the fair market value of Company common stock as of the date of such conversion. The number of stock options granted will equal the value of the award attributable to stock options, divided by the Black-Scholes value per option (as determined by the Company). The Vested Replacement Grant shall be fully vested as of the date of grant, and shall expire as set forth on Schedule A hereto.

(4) Unvested Replacement Option Grant. The Executive is hereby awarded, effective as of the Effective Date, a long-term incentive award with a grant date value equal to $2.1 million (the "Unvested Replacement Option Grant"); provided, that, if there is an Alternative Event, in lieu of the Unvested Replacement Grant, the Company shall grant the Executive a restricted cash award with a value of $2.1 million. Unless there is an Alternative Event, as of the date upon which the common stock of the Company becomes publicly traded, such award will be converted to restricted stock units relating to common stock of the Company with respect to 50% of such value, and stock options to purchase Company common stock with a per share purchase price equal to the fair market value of Company common stock as of the date of conversion with respect to the remaining 50% of such value. The number of restricted stock units granted will equal the value of the award attributable to restricted stock units, divided by the opening price of the Company’s common stock on its first day of trading on a public stock exchange. The number of stock options granted will equal the value of the award attributable to stock options, divided by the Black-Scholes value per option (as determined by the Company). The Unvested Replacement Option Grant (or, in the event of the Alternative Event, the restricted cash award) shall vest, and expire, as set forth on Schedule B hereto.

(5) Unvested Replacement RSU Grant. The Executive is hereby awarded, effective as of the Effective Date, a long-term incentive award with a grant date value equal to $2.7 million (the “Unvested Replacement RSU Grant”); provided, that, if there is an Alternative Event, in lieu of the Unvested Replacement RSU Grant, the Company shall grant the Executive a restricted cash award with a value of $2.7 million. Unless there is an Alternative Event, as of the date upon which the common stock of the Company becomes publicly traded, such award will be converted to restricted stock units relating to common stock of the Company. The number of restricted stock units granted will equal the value of the award attributable to restricted stock units, divided by the opening price of the Company’s common stock on its first day of trading on a public stock exchange. The Unvested Replacement RSU Grant (or, in the event of the Alternative Event, the restricted cash award) shall vest as set forth on Schedule C hereto.

(d) Sign-On Bonus

By no later than June 30, 2006, the Company will pay the Executive a sign-on bonus equal to $1.5 million.

(e) Additional Benefits

The Executive shall be entitled to participate in all other compensation and employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of the Company generally are eligible under any plan or program now in effect, or later established by the Company, on the same basis as similarly situated senior executives of the Company with comparable duties and responsibilities. The Executive shall participate to the extent permissible under the terms and provisions of such plans or programs, and in accordance with the terms of such plans and programs.

SECTION III
BUSINESS EXPENSES

The Company shall reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement. The Executive shall comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and shall promptly provide all appropriate and requested documentation in connection with such expenses.

SECTION IV
DEATH AND DISABILITY

The Period of Employment shall end upon the Executive's death. If the Executive becomes Disabled (as defined below) during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to the Company, or at the option of the Company upon notice of termination to the Executive. For purposes of this Agreement, "Disability" shall have the meaning set forth in Section 409A ("Code Section 409A") of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder. The Company's obligation to make payments to the Executive under this Agreement shall cease as of such date of termination except for (1) Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of such termination, and, (2) a pro-rata portion of any Incentive Compensation Award to which the Executive would have been entitled had he continued in employment until the end of the period for which such award would have been earned (such pro-rata portion to be determined by multiplying (i) the ratio of the days of employment during such period to the total days in such period by (ii) the actual award which would have been earned based upon actual Company performance determined after the completion of such period). In the event of termination of the Period of Employment by reason of death or Disability, all long-term equity awards (including, without limitation, restricted stock units and stock options, and other equity-based compensation awards) then outstanding shall become immediately vested and, with respect to any stock options or stock appreciation rights, notwithstanding any term or provision to the contrary, any outstanding options or stock appreciation rights shall remain exercisable until the first to occur of the third (3rd) anniversary of the Executive’s termination of employment and the original expiration date of such option or stock appreciation right.

SECTION V
EFFECT OF TERMINATION OF EMPLOYMENT

(a) Without Cause Termination and Constructive Discharge. If the Executive's employment terminates during the Period of Employment due to either a Without Cause Termi-nation or a Constructive Discharge (each as defined below), then either:

(1) if such termination occurs prior to the long-term incentive awards granted pursuant to Section II of this Agreement being converted into an equity award of either a publicly traded company or a private company following a sale of the Company (or, in the case of a Sale, into restricted cash awards permitted under such Section II), then: (i) the Company shall pay the Executive (or his surviving spouse, estate or personal representative, as applicable), in accordance with paragraph (d) below, an amount equal to 299% multiplied by the sum of (A) the Executive’s then current Base Salary, plus (B) the Executive’s then current target Incentive Compensation Award and (ii) in lieu of being granted any of the equity incentive awards described in Section II above, the Executive will receive a cash payment equal to the grant date value of such awards; or

(2) if such termination occurs following the conversion of the long-term incentive awards granted pursuant to Section II of this Agreement into an equity award of either a publicly traded company or a private company following the sale of the Company (or, in the case of a Sale, into restricted cash awards permitted under such Section II), then: (i) the Company shall pay the Executive (or his surviving spouse, estate or personal representative, as applicable), in accordance with paragraph (d) below, an amount equal to 299% multiplied by the sum of (A) the Executive’s then current Base Salary, plus (B) the Executive’s then current target Incentive Compensation Award and (ii) all restricted stock units, restricted cash awards, stock options, and other equity-based compensation awards granted pursuant to Section II of this Agreement will become fully and immediately vested, and all stock options and stock appreciation rights will remain exercisable until the first to occur of the third anniversary of the Executive’s termination of employment and the original expiration date of such option or stock appreciation right.

(b) Termination for Cause; Resignation. If the Executive's employment terminates due to a Termination for Cause or a Resignation, Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of such termination shall be paid to the Executive. Except as provided in this paragraph, the Company shall have no further obligations to the Executive hereunder.

(c) For purposes of this Agreement, the following terms have the following meanings:

i. "Termination for Cause" means (a) the Executive’s willful failure to substantially perform his duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary, (c) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (d) the Executive’s gross negligence in the performance of his duties, (e) the Executive purposefully or knowingly makes (or has been found to have made) a false certification to the Company pertaining to its financial statements, (f) any investigation, litigation or other proceeding relating to the affairs of one or more of the Public Corporations (as defined in Section XVIII hereof) materially interferes over an extended period of time with the Executive’s performance of his duties and responsibilities as contemplated by this Agreement and the Executive fails or is unable to eliminate such material interference within 15 days of receipt of notice from the Board alleging its existence, or (g) by reason of any court or administrative order, arbitration award or other ruling, the Executive’s ability to fully perform his duties as Chief Executive Officer or as a member of the Board is materially impaired. In the event that the Company asserts that grounds exist for Termination for Cause, unless such grounds are egregious and have caused the Company plain material harm, the Company shall so notify the Executive and within no less than 5 days, nor more than 15 days, afford the Executive a hearing before the Board or, if the Company is publicly traded, a committee consisting of the independent directors of the Board, at the Board’s option, regarding any disputed facts. The Board or the committee of the Board, as the case may be, shall make a determination regarding the existence of Cause upon completion of any such hearing; provided, however, that any determination that Cause exists shall require an affirmative resolution of the Board of Directors of the Company or the designated committee of the Board acted upon in accordance with applicable Company By-laws and, if the Company is publicly traded, concurred in by at least a majority of the independent directors (if any) of the Board. Notwithstanding the foregoing, the Company shall be entitled to immediately and unilaterally restrict or suspend the Executive’s duties pending determination of the existence of Cause.

ii. "Constructive Discharge" means (a) any material failure of the Company to fulfill its obligations under this Agreement (including without limitation a reduction to the Base Salary, as increased from time to time, or a reduction to the value of Incentive Compensation Award or Annual Grant opportunity), (b) the failure to nominate the Executive for membership on the Board, (c) a failure of the Executive to be elected or re-elected to membership on the Board resulting from the failure of Cendant (as long as Cendant controls the Company) or any Purchaser (as long as such Purchaser controls the Company) to vote shares (other than with respect to shares acquired in a public offering) entitled to vote for the election of directors of the Company held by them in favor of election of the Executive as a member of the Board, (d) the failure of any successor to the business operations of the Company to assume the obligations of the Company under this Agreement, (e) the Business Office is relocated to any location which is more than 30 miles from the city limits of Parsippany, New Jersey, (f) a material diminution to the Executive’s duties and responsibilities and (g) if by the first anniversary of the Effective Date, either (1) the Company has not yet become a publicly traded company or (2) Cendant has not yet sold substantially all of the stock or assets of the Company to a Purchaser. The Executive shall provide the Company a written notice which describes the circumstances being relied on for the termination with respect to this Agreement within thirty (30) days after an event giving rise to such notice. The Company shall have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.

iii. "Without Cause Termination" or “Terminated Without Cause” means termination of the Executive's employment by the Company other than due to death, dis-ability, or Termination for Cause. The Company shall provide written notice to the Executive at least 15 days in advance of the effective date of any such termination; provided that, the Company shall be entitled to immediately and unilaterally restrict or suspend the Executive’s duties during such notice period.

iv. “Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge. The Executive shall provide written notice to the Company at least 15 days in advance of the effective date of any such termination.

(d) Conditions to Payment and Acceleration. All payments due to the Executive under this Section V shall be made as soon as practicable, but in no event earlier than the date permitted under Section 409A of the Code, to the extent such payment is subject to Section 409A of the Code; provided, however, that such payments shall be subject to, and contingent upon, the execution by the Executive (or his beneficiary or estate) of a release of claims against the Company and its affiliates in such reasonable form determined by the Company and consistent with the otherwise applicable terms of this Agreement as may be necessary to effect a complete and valid release of any claims of the Executive against the Company and its affiliates (excluding indemnification rights under Section VII and payment rights under Section VIII hereof and excluding vested rights under employee benefit plans or programs and post-employment rights relating to outstanding equity or equity-based awards). The payments due to the Executive under this Section V shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates.

SECTION VI
OTHER DUTIES OF THE EXECUTIVE
DURING AND AFTER THE PERIOD OF EMPLOYMENT

(a) The Executive shall, with reasonable notice during or after the Period of Employment, furnish such information pertaining to the Company and its affiliates as may be in his possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party. After the Period of Employment, Company agrees to reimburse the Executive for any reasonable out-of-pocket expenses incurred by Executive by reason of such cooperation, including any loss of salary, and the Company shall make reasonable efforts to minimize interruption of the Executive’s life in connection with his cooperation in such matters as provided for in this paragraph.

(b) The Executive recognizes and acknowledges that all information pertaining to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates ("Information") is confidential and is a unique and valuable asset of the Company or any of its affiliates. The term “Information” shall not include information which is or becomes available to the public other than as a result of disclosure by the Executive in violation of this Agreement. Access to and knowledge of certain of the Information is essential to the performance of the Executive's duties under this Agreement. The Executive shall not during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except (1) as may be required by law or by governmental authorities based on the advice of counsel to the Executive; provided that the Company is immediately notified of the existence, terms and circumstances surrounding such request and the Executive exercises his reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Information , (2) in order for the Executive to obtain legal advice (provided that in any such case the Executive shall take steps to ensure that such Information, to the extent subject to legal privilege or other confidentiality rights in the hands of the Company, continues to be legally privileged and/or confidential), and (3) as necessary to enforce the rights of the Executive under this Agreement in arbitration or other legal proceedings to which the Company is a party but, only to the extent, such information in the hands of the Company is not protected by the attorney client, work product or other legal privilege or immunity and the Executive exercises his reasonable best efforts to obtain an order or other reasonable assurance that confidential treatment will be accorded to the Information. Except as permitted in the immediately preceding sentence, the Executive shall not make use of the Information for his own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. The Executive shall also use his best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. containing Information relating to the business of the Company or its affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and shall remain the property of the Company or its affiliates.

(c) (i) During the Period of Employment and for an additional period of either (A) a one year period following the termination of Executive’s employment after the expiration of the original Period of Employment or (B) a two (2) year period following the termination of Executive’s employment at an earlier time (whichever applies being the "Restricted Period"), irrespective of the cause, manner or time of any termination, the Executive shall not use his status with the Company or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company or any of its affiliates.

(ii) During the Restricted Period, the Executive shall not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any Competitors of the Company or any of its affiliates or in any way injuring the interests of the Company or any of its affiliates and the Company and its affiliates shall not make or authorize any person to make any statement that would in any way injure the personal or business reputation or interests of the Executive; provided however, that, subject to Section VI (b) hereof, nothing herein shall preclude the Company and its affiliates or the Executive from giving truthful testimony under oath in response to a subpoena or other lawful process or truthful answers in response to questions from a government investigation; provided, further, however, that nothing herein shall prohibit the Company and its affiliates from disclosing the fact of any termination of the Executive’s employment or, in the case of Termination for Cause, the circumstances for such a termination. For purposes of this Section VI (c) (ii), the term “Competitor” means any enterprise or business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes with the businesses conducted during or at the termination of the Executive’s Period of Employment, or then proposed to be conducted, by the Company and its affiliates in a manner that is or would be material in relation to the businesses of the Company or the prospects for the businesses of the Company. During the Restricted Period, the Executive, without prior express written approval by the Board, shall not (A) engage in, or directly or indirectly (whether for compensation or otherwise) manage, operate, or control, or join or participate in the management, operation or control of a Competitor, in any capacity (whether as an employee, officer, director, partner, consultant, agent, advisor, or otherwise) or (B) develop, expand or promote, or assist in the development, expansion or promotion of, any division of an enterprise or the business intended to become a Competitor at any time after the end of the Restricted Period or (C) own or hold a Proprietary Interest in, or directly furnish any capital to, any Competitor of the Company. The Executive acknowledges that the Company's and its affiliates businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and the world.

(iii) During the Restricted Period, the Executive, without express prior written approval from the Board, shall not solicit any members or the then current clients of the Company or any of its affiliates for any existing business of the Company or any of its affiliates or discuss with any employee of the Company or any of its affiliates information or operations of any business intended to compete with the Company or any of its affiliates.

(iv) During the Restricted Period, the Executive shall not interfere with the employees or affairs of the Company or any of its affiliates or solicit or induce any person who is an employee of the Company or any of its affiliates to terminate any relationship such person may have with the Company or any of its affiliates, nor shall the Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which the Executive may be affiliated, to engage, employ or compensate, any employee of the Company or any of its affiliates.

(v) For the purposes of this Agreement, Proprietary Interest means any legal, equitable or other ownership, whether through stock holding or otherwise, of an interest in a business, firm or entity; provided, that ownership of less than 5% of any class of equity interest in a publicly held company shall not be deemed a Proprietary Interest; the term subsidiary shall include without limitation all subsidiaries of the Company and the term affiliates shall mean those corporations or other business organizations controlled by the Company as well as those corporations or other business organizations, regardless of whether the Company controls such organizations, for which the Executive has had direct or indirect supervisory authority and responsibility during his Period of Employment (but shall in no event include the car rental, real estate or hospitality and timeshare businesses of Cendant Corporation ).

(d) The Executive hereby acknowledges that damages at law may be an insufficient remedy to the Company if the Executive violates the terms of this Agreement and that the Company shall be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section VI without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have. Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section VI.

(e) The period of time during which the provisions of this Section VI shall be in effect shall be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company's application for injunctive relief.

(f) The Executive agrees that the restrictions contained in this Section VI are an essential element of the compensation the Executive is granted hereunder and but for the Executive's agreement to comply with such restrictions, the Company would not have entered into this Agreement.

SECTION VII
INDEMNIFICATION

The Company shall indemnify the Executive to the fullest extent permitted by the laws of the state of the Company's incorporation in effect at that time, or the certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive.

SECTION VIII
CERTAIN TAXES

Anything in this Agreement or in any other plan, program or agreement to the contrary notwithstanding and except as set forth below, in the event that (i) the Executive becomes entitled to any benefits or payments under Section V hereof and (ii) it shall be determined either initially or at any subsequent time that any payment, benefit or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section VIII) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section VIII, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. All determinations required to be made under this Section VIII, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other nationally recognized certified public accounting firm as may be designated by the Company.

SECTION IX
MITIGATION

The Executive shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive's employment hereunder terminates.

SECTION X
WITHHOLDING TAXES

The Executive acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

SECTION XI
EFFECT OF PRIOR AGREEMENTS

This Agreement shall supersede any prior agreements between Cendant, the Company, and the Executive, and any such prior agreement shall be deemed terminated without any remaining obligations of either party thereunder.

SECTION XII
CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets the term "the Company" shall mean the other corporation and this Agreement shall continue in full force and effect. Further, the Company shall have the right to assign (and the Executive hereby consents to the Company’s assignment of) this Agreement to any corporation which is the direct or indirect 100% owned parent corporation of the Company.

SECTION XIII
MODIFICATION

This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement shall be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XIV
GOVERNING LAW

This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement shall be governed by the internal laws of that state.

SECTION XV
ARBITRATION

(a) Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section VI for which the

Company may, but shall not be required to, seek injunctive relief) shall be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved shall deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(b) The decision of the arbitrator on the points in dispute shall be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

(c) Except as otherwise provided in this Agreement, the arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorneys' fees and ex-penses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator shall be borne equally by each party, and each party shall bear the fees and expenses of its own attorney.

(d) The parties agree that this Section XV has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XV shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than postarbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(e) The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

SECTION XVI
SURVIVAL

Sections VI, VII, VIII, IX, X, XI, XII and XIII shall continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.

SECTION XVII
SEPARABILITY

All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such in-valid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent juris-diction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

SECTION XVIII
REPRESENTATION OF THE EXECUTIVE

The Executive represents that, as of the date of the filing of the particular financial statement or other public filing referred to below, he had no knowledge of any accounting irregularity with respect to, or any material misstatement or omission contained in, any financial statement or other public filing made by any publicly-traded corporation on whose Board of Directors the Executive served as of such date (each such corporation being referred to as a “Public Corporation”).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CENDANT TRAVEL DISTRIBUTION SERVICES GROUP, INC. /s/ Terence P. Conley
By: Terence P. Conley
Title: Executive Vice President

JEFF CLARKE /s/ Jeff Clarke

I.     Schedule A (Vested Replacement Grant Expiration)

Percentage of $3 Million Grant	Expiration Date
53%	3/31/2014
34%	4/11/2015
13%	5/20/2015

II.     Schedule B (Unvested Replacement Option Grant)

Percentage of $2.1 Million Grant	Vesting Date	Expiration Date
36%	3/31/2007	3/31/2014
25%	4/11/2007	4/11/2015
20%	5/20/2007	5/20/2015
19%	5/20/2008	5/20/2015

III.     Schedule C (Unvested Replacement RSU Grant)

Percentage of $2.7 Million Grant	Vesting Date
15%	5/20/2006
9%	4/11/2007
15%	5/20/2007
61%	5/20/2008